Exhibit 10.4

January 30, 2024

Charles Prober

Re: Confirmatory Employment Letter

Dear Charles:

I am pleased to offer you employment with NETGEAR, Inc. (“NETGEAR,” the “Company,” or “we”) on the terms and conditions described in this letter agreement (the “Agreement”).

1.
Title; Position. You will serve as the Company’s Chief Executive Officer. You also will report to the Company’s Board of Directors (the “Board”) and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Board. Upon your Start Date (as defined below), you will be appointed to serve as a member of the Board, subject to any required stockholder approvals. Your right to serve as a member of the Board is contingent upon your continued role as Chief Executive Officer. Upon you ceasing to be the Chief Executive Officer for any reason, you will be deemed to have resigned from your service on the Board, unless otherwise requested by the Board at that time to remain on the Board.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or conflict with your obligations to the Company. You may serve on the board of directors of up to two other companies, as long as (i) such companies do not compete with the Company and (ii) such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

2.
Start Date. Your employment with us will begin on January 31, 2024 (your actual commencement date, the “Start Date”).
3.
Place of Employment: Your principal place of employment will be at the Company’s headquarters in San Jose, CA. You may be required to travel from time to time for business reasons.
4.
Base Salary. Your annual base salary will be $750,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review from time to time by our Board or its Compensation Committee (the “Committee”) and may be increased (but not decreased) by the Board or the Committee in its sole discretion.
5.
Annual Bonus. For each Company fiscal year, you will have the opportunity to earn a target annual cash bonus equal to 120% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee pursuant to the same methodology applicable to other Company executives; provided, however, that for 2024, your target annual cash bonus will be pro-rated based on the number of days you are employed with the Company during such fiscal year, and the amount of your bonus for such fiscal year will be no less than such target amount. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued

employment through and until the date of payment (which payment will be made at the same time as bonuses are paid to other Company executives). Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.
6.
Equity Awards. Subject to the approval of the Board or the Committee, as a material inducement to you accepting employment with the Company, the Company will grant you the following restricted stock unit awards (each, an “Equity Award”) under an equity incentive plan of the Company (a “Plan”):
•
an award of time-based restricted stock units (“RSUs”) covering shares of the Company’s common stock (“Shares”) with an initial value of $4.0 million (the “2024 Annual Award”);
•
an award of performance-based RSUs covering a target number of Shares with an initial value of $6.5 million (the “Sign-On PSU Award”); and
•
an award of time-based RSUs covering Shares with an initial value of $2.5 million (the “Sign-On RSU Award”).

The actual number of Shares covered by each Equity Award will be determined using the trailing twenty (20) trading-day average closing price as of the day prior to the Start Date.

Each Equity Award will be granted to you only if you remain an employee of the Company through the grant date (which date will be not later than thirty (30) days following your commencement of employment with the Company). Each Equity Award will be subject to the terms and conditions of a Plan and an award agreement between you and the Company (an “Award Agreement”). Except as otherwise provided in the Severance Agreement (as defined below), the Equity Awards will vest as follows:

2024 Annual Award and Sign-On RSU Award

The 2024 Annual Award and the Sign-On RSU Award each will vest in equal annual installments over four years (with the first installment vesting on January 31, 2025), in each case subject to your continued service with the Company through the vesting date; and

Sign-On PSU Award

The Sign-On PSU Award will be divided into three equal tranches that each vest based on performance during a period of approximately one year, as follows: (i) the first tranche will vest based on performance from the Start Date through December 31, 2024, (ii) the second tranche will vest based on performance during calendar year 2025, and (iii) the third tranche will vest based on performance during calendar year 2026.

•
For each tranche, the number of Sign-On PSUs that become eligible to vest (“Earned PSUs”) will be based on how the total shareholder return (“TSR”) of the Company during the performance period compares to the TSRs of the companies in the Nasdaq Telecommunications Index (IXTC), as follows:

Level	Relative TSR Rank	Number of Earned PSUs*
Maximum	75th percentile	150% of target
Target	50th percentile	100% of target
Threshold	25th percentile	50% of target

* For achievement between the threshold and maximum levels, the number of Earned PSUs will be determined through straight-line interpolation.

•
The total number of Earned PSUs will be subject to a “true-up” if the cumulative 3-year relative TSR of the Company from the Start Date through December 31, 2026 is higher than the relative TSR as of the end of either of the first two performance periods (e.g., if none of the Sign-On PSUs in the first tranche become Earned PSUs due to failure to achieve the threshold level of performance for 2024 but the cumulative 3‑year relative TSR is at the 50th percentile, then 100% of the target number of Sign-On PSUs in the first tranche will become Earned PSUs).
•
The indexed companies will be fixed as of the Start Date, with no adjustment for changes in the composition of the Nasdaq Telecommunications Index (IXTC) after the Start Date.
•
The TSR of the Company and indexed companies will be measured using the trailing twenty (20) trading-day average closing price at the beginning and the end of each performance period.
•
Any companies acquired during a performance period will be excluded from the index for determining the Company’s percentile ranking, and any companies that file for bankruptcy during a performance period will be assigned a TSR of -100%.
•
The Earned PSUs for each performance period will vest on the respective anniversary of the Start Date that immediately follows the expiration of the applicable performance period, subject to your continued service through such date.

While the above provides the general terms of each Equity Award, the complete terms and conditions of each Equity Award (including how the Sign-On PSU Award will be treated on a change in control of the Company) will be set forth in the applicable Award Agreement. If there is any conflict between the general terms described above and the provisions of such Award Agreement, the Award Agreement will govern.

In addition, after 2024, you will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect for its senior executives from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

7.
Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its similarly-situated executives from time to time (including, without limitation, paid-time-off), subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
8.
Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.
9.
Confidentiality Agreement. As a condition of your continued employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement in the Company’s standard form (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before the Start Date.
10.
Conditions to Employment. This offer and your continued employment is conditional upon the following:
•
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

•
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
11.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will be “at will.” It will be for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 2 weeks’ notice.
12.
Protected Activity Not Prohibited. You understand that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law. In addition, you understand that nothing in this Agreement or the Confidentiality Agreement, including its definition of “Company Confidential Information” prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the preceding, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A. Finally, you understand that nothing in this Agreement or the Confidentiality Agreement, including its definition of “Company Confidential Information,” (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.
13.
Attorney Fees. The Company will reimburse you for your reasonable attorney’s fees incurred in the negotiation of this Agreement and all related agreements described herein, not to exceed $25,000, in the aggregate.
14.
Governing Law. The law of the state of California governs the interpretation of this Agreement without regard to any choice of law or conflict of laws rules, provisions or principles (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

15.
Miscellaneous. This Agreement, the Confidentiality Agreement, the Indemnification Agreement between you and the Company, and the Severance Agreement constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

We look forward to you joining NETGEAR. To accept this offer of employment, please sign and date this Agreement in the space provided below.

Sincerely,

NETGEAR, Inc.

By:	/s/ Andrew Kim
Andrew Kim

Agreed to and accepted:	/s/ Charles Prober
Charles Prober

Dated:	January 30, 2024

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”